Exhibit 10.5(c)
AWARD AGREEMENT
(Grant by Compensation Committee of the Board of Directors)
EFFECTIVE DATE:

BETWEEN:	TRM Corporation, an Oregon corporation	the “Company”

AND:		the “Grantee”
     To attract and retain able, experienced, and trained people and to provide additional incentive to directors and key employees, the Board of Directors of the Company (the “Board”) adopted and the shareholders of the Company approved the Company’s Omnibus Stock Incentive Plan (the “Plan”). This Award Agreement (the “Award Agreement”) documents the grant of Common Stock subject to the terms and conditions set forth herein and in the Plan. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
     By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted shares of the Company’s Common Stock, no par value, as indicated below (the “Stock”), subject to the Plan and to the restrictions and risks of forfeiture as set forth in this Award Agreement.
     NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Agreement, the parties agree as follows:
     1. Definitions. As used herein, the following terms shall have the meanings set forth below:
          (a) “Date of Grant” means the Effective Date as indicated above.
          (b) “Forfeiture Date” means any date prior to the end of the Restriction Period on which Grantee’s service with the Company (or an affiliate of the Company) terminates for any reason unless such termination is treated hereunder as accelerating the end of the Restriction Period.
          (c) “Restriction Period” with respect to any Stock subject to this Award Agreement, means the period from the Date of Grant up to the Vesting Date applicable to such Stock.
          (d) “Vesting Date” means, with respect to any of the Stock subject to this Award Agreement, the date specified as the applicable vesting date herein, or such earlier date as such Stock may become vested under the terms of the Plan.
     2. Grant. The Company grants to the Grantee upon the terms and conditions set forth in this Award Agreement                      shares of the Company’s Common Stock. This Award is given upon the following terms and conditions:
          (a) Subject to the terms and conditions set forth herein and in the Plan, Grantee shall not be permitted to sell, transfer, pledge or assign any Restricted Stock during such shares’ Restricted Period.
          (b) The Stock subject to this Award Agreement shall vest                                         .
     (c) Subject to the terms and conditions set forth herein and in the Plan, the restrictions on the Stock subject to this Award Agreement imposed hereunder or pursuant to the Plan shall lapse on each Vesting Date with respect to the portion of such Stock to which such Vesting Date is applicable. The Stock subject to this Award Agreement shall, however, be fully vested upon a Change in Control to the extent provided in the Plan (such event being treated as a Vesting Date for these purposes). Notwithstanding the foregoing, the vesting of the Stock subject to this Award on the occurrence of a Vesting Date shall only occur if the Grantee is, and has continuously been, in service to the Company or of an affiliate of the Company from the Date of Grant through such Vesting Date.

          (d) In the event the Grantee ceases to serve as a director or an employee of the Company or of an affiliate of the Company prior to the occurrence of a Vesting Date, the Stock to which such Vesting Date was applicable shall be forfeited by the Grantee and the Stock so forfeited shall be reacquired by the Company without consideration, except in the event of death, disability, or retirement under certain programs or a change in control.
          (e) Except for the restrictions specified herein and in the Plan, the Grantee shall have all of the rights of a shareholder with respect to the Stock subject to this Award, including the right to vote such Stock to the same extent that such shares could be voted if they were not subject to the restrictions set forth in this Award Agreement.
          (f) Any dividends payable with respect to the Stock subject to this Award shall be distributed to the Grantee at the same time and in the same manner as dividends are distributed to any other holder of the Company’s Common Stock. Any dividends that are in the nature of extraordinary dividends or that are in the form of a distribution of securities, shall be held in escrow and shall be subject to the same restrictions and the same provisions for vesting and forfeiture as are applicable under the terms of this Award Agreement and the Plan to the Stock with respect to which such dividends were issued.
     3. Legends. Certificates representing the Stock subject to this Award Agreement shall bear such legends as the Company shall deem appropriate to reflect any restrictions on transfer imposed under the Award Agreement, pursuant to the terms of the Plan, or by reason of applicable federal or state securities laws.
     4. Delivery of Shares. Upon a Vesting Date, the Company shall notify Grantee (or Grantee’s personal representative, heir or legatee in the event of Grantee’s death) that the restrictions on an installment of Stock have lapsed, and shall, without payment from Grantee for such Restricted Stock, upon such Grantee’s request deliver a certificate for such Restricted Stock without any legend or restrictions, except for such restrictions as may be imposed by the Committee, in its sole judgment, by reason of applicable federal or state securities laws; provided that no certificates for shares will be delivered to Grantee (or to his or her personal representative, heir or legatee) until appropriate arrangements have been made with the Company for the withholding of any taxes which may be due with respect to such Stock. The Company may condition delivery of certificates for shares of Stock upon the prior receipt from Grantee of any undertakings which it may determine are required to assure that the certificates are being issued in compliance with federal and state securities laws. Notwithstanding the foregoing, the Committee may require the Grantee to deliver to the Company a stock power endorsed in blank relating to the shares of Common Stock subject to the Award in order to facilitate the reacquisition of the Stock by the Company in the event of a forfeiture, or may hold the certificates representing the Stock subject to this Award Agreement until the Restriction Period expires.
     5. Status of Stock. The Stock subject to this Award is intended to constitute property subject to a substantial risk of forfeiture during the Restriction Period, and subject to federal income tax in accordance with Section 83 of the Internal Revenue Code (“Section 83”). Section 83 generally provides that Grantee will recognize compensation income with respect to the Stock only to the extent it becomes vested on the applicable Vesting Date or Dates in an amount equal to the then fair market value of the Stock. Alternatively, Grantee may elect, pursuant to Section 83(b) of the Internal Revenue Code, to recognize compensation income for all or any part of the Stock subject to this Award as of the date the Award is granted to the Grantee in an amount equal to the fair market value of the Stock subject to the election. Such election must be made within 30 days of the date the Award is granted, and the Grantee is required to notify the Company immediately if such an election is made. Grantee should consult his or her tax advisors to determine whether a Section 83(b) election is appropriate. Attached is a further Explanation and Illustration of the Section 83(b) election and sample election form.
     6. Withholding of Taxes. Upon the lapse of restrictions, the Grantee understands that the Grantee will be subject to compensation income taxes, and all applicable federal, state and local withholding taxes. The Grantee agrees to pay to the Company, or to make arrangements satisfactory to the Company, regarding the payment of any and all taxes of any kind required by law to be paid by the Company with respect to all shares, after any restrictions lapse. The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any Federal, state or local taxes of any kind required by law to be withheld when any restrictions lapse.
     7. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of any successor of the Company, but except as provided above, the Award granted shall not be assigned or otherwise disposed of by the Grantee.

     8. The Plan. This Award is subject to the terms and conditions of the Plan. In the event of a conflict between the Plan and this Agreement, the terms of the Plan shall control.

TRM Corporation		Grantee

By

President & Chief Executive Officer

EXPLANATION AND ILLUSTRATION OF THE
SECTION 83(b) ELECTION
1.	Background. Section 83(b) of the U.S. Internal Revenue Code (the “Code”) allows employees who receive Restricted Stock Awards (“RSAs”) to immediately elect to be taxed on the fair market value of the Restricted Stock on the date of transfer (“Award Date”). The advantage of this election is that an employee will immediately recognize compensation income equal to the fair market value of TRM stock on the Award Date). The disadvantage of this alternative is that if the value of the TRM stock drops in value, an employee will have over-reported compensation income and only a capital loss may exist in the future. Furthermore, Shares may be forfeited if the employee does not remain employed until vested. TRM cannot provide tax advice to any employees with regard to whether or not they should make a Section 83(b) election. However, an illustration of the Section 83(b) rules is as follows:
a.	One share of TRM is valued at $10 on the date of transfer.

b.	If the employee receives a grant of 100 non-vested RSAs on November 3, 2008, and makes a Section 83(b) election, the employee will be taxed on $1,000 as ordinary compensation income.

c.	Assume that the value of the 100 shares increases, to $20 by November 3, 2010, when vesting occurs and all shares vest. In this event, without a Section 83(b) election, the employee will recognize $2,000 of compensation income in 2010. If a Section 83(b) election had been made, no additional compensation income would exist, and the employee could have converted the $1,000 of appreciation into capital gain income when the stock is sold.

d.	To make a Section 83(b) election, the election must be made within 30 of the date of transfer (i.e., on or before December 3, 2008 in the above example), by filing a statement with the IRS and notifying TRM of the election. The fair market value of the TRM shares will then be included in the employee’s income in 2008, and subject to all withholding taxes.
For your consideration, we have attached a Sample Section 83(b) Election Form. Once again, we remind you that any elections are your personal responsibility and recommend that you consult with your personal tax advisor.

ELECTION PURSUANT TO SECTION 83(b) OF
THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
The undersigned hereby makes an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, with respect to the property described below and supplies the following information in accordance with Treas. Reg. Section 1.83-2 promulgated thereunder:
1.	The name, address and taxpayer identification number of the undersigned are:

Name:

Address:

Social Security No.:
2.	The property with respect to which the election is being made consists of ___ shares of TRM Corporation, no par, common stock.

3.	The property was transferred to the undersigned on . The taxable year for which this election is made is calendar year 20___.

4.	The nature of the restrictions to which the property is subject is as follows:

Restrictions imposed upon transfer under a Restricted Stock Award Plan.

5.	At the time of transfer of the property with respect to which this election is being made, the fair market value of such property (determined without regard to any restrictions other than restrictions which by their terms will never lapse) is $______ per share.

6.	The amount paid for the property for which this election is being made is $0 per share.

7.	The undersigned has furnished a copy of this statement to TRM Corporation.

Date:

Name of Employee: